Exhibit 99.1

                  Albany International Announces Results For
                           First Two Months of 2004

    ALBANY, N.Y., March 9 /PRNewswire-FirstCall/ -- Albany International Corp. (NYSE/PCX/FWB: AIN) announced today that interim results for the first two months of 2004 were significantly behind the comparable period for 2003. First-quarter earnings through February were $0.10 per share, including restructuring charges of $0.03 per share, compared to $0.30 per share for the comparable period in 2003. Net sales through February were $142.4 million, compared to $136.8 million during the same two-month period in 2003.
Excluding the effect of changes in currency translation rates, net sales decreased 5.7 percent.

    Earnings for the full first quarter of 2003 were $0.65 per share, which included a favorable adjustment of $0.16 per share related to the resolution of certain income tax matters.

    The decline in net sales, excluding currency translation effects, is attributable to continued economic weakness in several geographic regions.

    Earnings were negatively affected by lower net sales and a shift in product mix to lower-margin segments. Earnings were also reduced by higher-than-anticipated operating costs at certain locations in North America, which are absorbing production from operations that are in the process of being closed. The Company expects that these additional costs will be eliminated as previously announced restructuring activities are completed. Subject to compliance with local law, we still expect these activities to be completed during the third quarter of 2004.

    Chairman of the Board and Chief Executive Officer Frank Schmeler stated, "We continue to focus on taking steps to improve shareholder value, regardless of the economic environment."

    The Company plans to discuss results for the first quarter during a live audio webcast on Monday, April 26, 2004, at 9:00 a.m. Eastern Time. Full first-quarter financial results are expected to be released on April 26, 2004, before the opening of the market.

    Albany International is the world's largest producer of paper machine clothing and high-performance doors with manufacturing plants in 15 countries and sales worldwide. Additional information about the Company and its businesses and products is available at www.albint.com.

SOURCE  Albany International Corp.
    -0-                             03/09/2004
    /CONTACT: Kenneth C. Pulver, Vice President-Corporate Communications of Albany International Corp., +1-518-445-2214/
    /Web site:  http://www.albint.com /
    (AIN)

CO:  Albany International Corp.
ST:  New York
IN:  FIN PAP MAC
SU:  CCA